UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 24, 2006
THE DUN & BRADSTREET CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-15967	22-3725387
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

103 JFK Parkway, Short Hills, New Jersey	07078
(Address of principal executive offices)	(Zip Code)
(973) 921-5500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry Into A Material Definitive Agreement	1
SIGNATURES	3
PURPOSE OF FILING
     The purpose of this filing is to report to you actions taken by our Compensation and Benefits Committee with respect to our 2006 Annual Cash Bonus Plan for our executive officers.

Item 1.01 Entry Into a Material Definitive Agreement
SIGNATURES

Item 1.01 Entry Into a Material Definitive Agreement.
          On February 24, 2006, our Compensation and Benefits Committee (the “Committee”) took a number of actions in furtherance of our Executive Compensation Program. This program is designed to:
-	Attract, motivate and retain top leadership by providing a total compensation opportunity that is competitive with the Company’s market for executive talent;

-	Ensure both a strong relationship between pay and Company performance and alignment of executive and shareholder interests; and

-	Reinforce behaviors that are consistent with the Company’s strategy to build a “Winning Culture” in order to drive superior execution of its business plan.
          By achieving these objectives the Committee believes that this program will support the execution of the Company’s Blueprint for Growth strategy and, in that way, continue to create shareholder value.
          The actions taken by the Committee include the approval of our 2006 Annual Cash Bonus Plan, which is awarded under the D&B Covered Employee Cash Incentive Plan (the “CIP”), as approved by shareholders in 2001. This bonus plan is intended to provide incentives to certain team members, including executive officers, in the form of cash bonus payments. Payments are based on performance against predetermined annual measures that were set by the Committee after a detailed review by the Board of Directors of the Company’s 2006 business plan.
          The Company’s executive officers were designated by the Committee as participants in the CIP. Under the CIP, the Committee established a maximum annual cash bonus opportunity of eight-tenths of one percent of the Company’s 2006 earnings before income taxes for the Chief Executive Officer and five-tenths of one percent of the Company’s 2006 earnings before income taxes for each of the other executive officers of the Company. Actual annual cash bonus payouts to the Chief Executive Officer and other executive officers of the Company may be less than these maximums.

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          In determining bonus payouts under this bonus plan, the Committee will consider: (i) the Company’s performance; (ii) an individual’s achievement toward their respective goals and an assessment of their demonstrated leadership; and (iii) any discretionary adjustment recommended by the Company’s Chairman. The Committee also utilizes a Company Scorecard, as further described below, when considering total bonus payouts.
          With respect to Company performance, the Committee considers performance against four measures or goals weighted as follows: 40% to Company-wide core revenue growth; 30% to growth in diluted earnings per share (“EPS”) and total operating income; 20% to customer satisfaction (as established by the Company’s Voice of the Customer Survey); and 10% to employee satisfaction (an index measured by the Company’s Winning Culture Survey, which gauges employee perspectives in a number of important dimensions such as leadership, strategy and work environment). In considering such performance metrics, the Committee may exclude the impact of non-core gains and charges or extraordinary items. A target level of performance has been established for each performance goal, which will result in a full bonus payout being earned if the target for the measure is achieved. Achievement below the target will result in a smaller or no bonus payout for that measure and achievement above the target will yield a larger bonus payout. The potential range of bonus payout for each performance goal is from 0% to 200%; however, the aggregate bonus payout for all performance goals may not exceed the maximum annual cash bonus opportunity generated by the pre-tax earnings formula set forth above.
          The Company performance metric as applied to each individual will be further adjusted based on such individual’s achievement of goals and assessed demonstration of leadership. Such adjustment may range from 50% to 200% of the Company performance metric; provided, however, that in no instance will such adjustment result in an individual receiving a bonus in excess of the maximum annual cash bonus opportunity generated by the pre-tax earnings formula.
          The Chairman’s adjustment which may also be applied to bonus payouts is a discretionary adjustment of +/-20%. The Committee will consider this and all other discretionary adjustments with input from the Chairman. Such adjustments will be limited and will be based on exceptional cases where an individual’s performance positively or negatively impacts Company performance. In addition, the Committee, in its sole discretion, may apply additional positive or negative adjustments to payouts to individual executive officers, including the Chairman and CEO. In no instance, however, will such adjustments exceed the maximum annual cash bonus opportunity generated by the pre-tax earnings formula.
          To ensure that total cash bonus payments are aligned with overall Company results, performance will also be reviewed against the criteria established by the Company’s Scorecard for 2006 that was approved by the Committee. The Company Scorecard is based on three performance criteria: first, Company-wide 2006 core revenue growth; second, 2006 growth in EPS; and third, a principles-based assessment by the Committee of the Company’s overall performance. Upon review of performance against these criteria, the Committee may increase or decrease the size of the total bonus pool to ensure alignment with overall Company results. In no instance will the Company Scorecard exceed the maximum annual cash bonus for the Chairman and CEO and other executive officers of the Company as determined by the pre-tax earnings formula.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Dun & Bradstreet Corporation

	By:	/s/ David J. Lewinter
David J. Lewinter
Senior Vice-President, General Counsel &
Corporate Secretary
DATE: February 24, 2006

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